Elicio Therapeutics Reports Full Year 2025 Financial Results and Provides Corporate Updates • Event-driven primary disease-free survival (“DFS”) analysis for Phase 2 AMPLIFY-7P study evaluating ELI-002 7P in patients with pancreatic ductal adenocarcinoma (“PDAC”) is anticipated in 1H 2026 • Fewer disease progressions and deaths than projected to date have been observed in the ongoing 2:1 randomized Phase 2 AMPLIFY-7P trial • The Company remains blinded to the Phase 2 AMPLIFY-7P trial clinical efficacy outcomes. • Projected cash runway into Q3 2026, beyond the anticipated AMPLIFY-7P Phase 2 DFS analysis in 1H 2026 BOSTON, March 12, 2026 — Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio” or the “Company”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today reported financial results for the year ended December 31, 2025, and provided recent corporate and clinical updates. “In 2025, we made meaningful progress advancing ELI-002 7P in KRAS-mutant pancreatic cancer,” said Robert Connelly, Chief Executive Officer of Elicio. “We remain focused on completing the Phase 2 AMPLIFY-7P trial and reaching the event-driven primary DFS analysis expected in 1H 2026. We are encouraged by the continued observation of fewer disease progressions and deaths to date than projected in the 2:1 randomized trial, as well as by the durability of T-cell responses and clinical observations reported to date, which reinforce our confidence in ELI-002 7P’s potential to favorably impact outcomes. With capital expected to carry us beyond the anticipated DFS readout, we believe we are well positioned to deliver this important milestone and continue advancing our Amphiphile (“AMP”) platform in KRAS-mutant PDAC. We remain highly interested in the potential to expand the development of ELI-002 7P to neoadjuvant and metastatic PDAC and other KRAS+ tumors, with the goal of creating meaningful long-term value for patients and shareholders.” Recent Highlights • In 2025, Elicio continued advancement of the randomized Phase 2 AMPLIFY-7P trial in post-resection mKRAS PDAC, with the event-driven primary DFS analysis remaining on track for an anticipated 1H 2026 readout

• In December 2025, Elicio reported evidence of antigen spreading to patient-specific neoantigens beyond mKRAS in the ongoing Phase 2 AMPLIFY-7P trial, demonstrating induction of de novo T cell responses against non-vaccine tumor neoantigens and further supporting the breadth and potential durability of the ELI-002 7P immune response in mKRAS-driven PDAC • In November 2025, Elicio appointed Marc J. Wolfgang as Chief Technology Officer, strengthening the Company’s chemistry, manufacturing, and controls and technical operations capabilities to support late-stage development and potential commercialization readiness Upcoming Anticipated Milestones for the AMPLIFY-7P Phase 2 Trial • Oral presentation in the Targeted Immunotherapies section at the World Vaccine Congress Washington 2026 (March 30–April 2, 2026; Walter E. Washington Convention Center, Washington, D.C.), scheduled for Wednesday, April 1st at 12:40 PM ET, by Dr. Peter DeMuth, Chief Scientific Officer, highlighting the ELI-002 platform overview, updated Phase 1 2P data (safety, T-cell responses, correlations to tumor biomarkers, RFS and OS), Phase 1 7P data, and Phase 2 AMPLIFY-7P updates (T-cell responses, HLA association and antigen spreading) • ELI-002 to be highlighted by principal investigator Dr. Shubham Pant of The University of Texas MD Anderson Cancer Center (Houston, TX) during his pancreatic cancer presentation in the Advances in Pancreatic Cancer Research and Treatment session at the American Association for Cancer Research (“AACR”) Annual Meeting 2026 (April 17–22, 2026; San Diego, CA), scheduled for Tuesday, April 21st at 12:30 PT • Event-driven primary DFS analysis of the Phase 2 AMPLIFY-7P trial anticipated in 1H 2026 • Plans to request an End-of-Phase 2 meeting with the U.S. Food and Drug Administration (“FDA”) to finalize the Phase 3 trial design for ELI-002 7P in resected mKRAS PDAC following completion of the primary DFS analysis • Finalize the Phase 3 protocol and advance ELI-002 7P toward initiation of a registrational study following the primary DFS endpoint analysis, subject to regulatory alignment. • Continued translational and immunologic data updates from the AMPLIFY 7P program, including additional analyses of antigen spreading and T-cell durability

2025 Financial Results R&D expense for 2025 was $24.9 million, compared to $33.7 million for 2024. The decrease in R&D expense was primarily related to lower clinical costs as patients progressed into the observation phase of the Phase 2 study of ELI-002 7P. G&A expense for 2025 was $12.8 million, compared to $11.3 million for 2024. Net loss for 2025 was $39.5 million, compared to $51.9 million for 2024. Net loss for 2025 includes $1.9 million of non-cash other expense resulting from the change in fair value of the warrant liability. Net loss per share for 2025 was $2.58, compared to $4.25 for 2024. Cash and cash equivalents as of December 31, 2025, were $18.6 million, compared to $17.6 million as of December 31, 2024. The Company expects its current cash and cash equivalents and projected at-the-market program proceeds to support operations into Q3 2026, beyond the anticipated AMPLIFY-7P Phase 2 event-driven DFS analysis expected in 1H 2026. The Company raised net proceeds of approximately $4.9 million in Q4 2025 and $6.3 million in Q1 2026 to date, through its established at-the-market program.

ELICIO THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2025	December 31, 2024
Assets		
Cash and cash equivalents	$ 18,563	$ 17,618
Other current assets	748	3,075
Total current assets	19,311	20,693
Other assets	6,551	7,485
Total assets	**$ 25,862**	**$ 28,178**
Liabilities and stockholders' equity (deficit)		
Current liabilities	$ 8,110	$ 11,523
Long-term liabilities	16,116	27,967
Total liabilities	24,226	39,490
Total stockholders' equity (deficit)	1,636	(11,312)
Total liabilities and stockholders' equity (deficit)	**$ 25,862**	**$ 28,178**

Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing novel immunotherapies for the treatment of high-prevalence cancers, including mKRAS-positive pancreatic and colorectal cancers. Elicio intends to build on recent clinical successes in the personalized cancer immunotherapy space to develop effective, off-the-shelf immunotherapies. Elicio's AMP technology aims to enhance the education, activation and amplification of cancer-specific T cells relative to conventional immunotherapy strategies, with the goal of promoting durable cancer immunosurveillance in patients. Elicio's ELI-002 7P lead program is an off-the-shelf immunotherapy candidate targeting the most common KRAS mutations, which drives approximately 25% of all solid tumors. Elicio intends to expand ELI-002 7P clinical development not only for treatment in adjuvant pancreatic ductal adenocarcinoma, but also in neoadjuvant and metastatic PDAC settings, and for other mKRAS-positive cancers. Off-the-shelf immunotherapy approaches have the potential benefits of low cost, rapid commercial scale manufacturing, and rapid availability of drug to patients especially in neo-adjuvant settings and for prophylaxis in high-risk patients, contrary to personalized immunotherapy approaches. ELI-002 is being studied in an ongoing, randomized clinical trial in patients with mKRAS-positive PDAC who completed standard therapy but remain at high risk of relapse. ELI-002 also has been studied in patients with mKRAS-positive colorectal cancer ("CRC") in Phase 1 studies. The updated AMPLIFY-201 Phase 1 data for PDAC and CRC was presented at the ESMO

Immuno-Oncology Congress 2024 and included a 16.3-month median recurrence-free survival and 28.9-month median overall survival for the full study population. Elicio’s pipeline includes additional off-the-shelf therapeutic cancer immunotherapy candidates, including ELI-007 and ELI-008, that target BRAF-driven cancers and p53 hotspot mutations, respectively. For more information, please visit www.elicio.com. About ELI-002 Elicio’s lead product candidate, ELI-002, is a structurally novel investigational AMP cancer immunotherapy that targets cancers that are driven by mutations in the KRAS-gene—a prevalent driver of many human cancers. ELI-002 is comprised of two powerful components that are built with Elicio’s AMP technology consisting of AMP-modified mutant KRAS peptide antigens and ELI-004, an AMP-modified CpG oligodeoxynucleotide adjuvant that is available as an off-the-shelf subcutaneous administration. ELI-002 2P (2-peptide formulation) has been studied in the Phase 1 (AMPLIFY-201) trial in patients with high relapse risk mKRAS-driven solid tumors, following surgery and chemotherapy (NCT04853017). ELI-002 7P (7-peptide formulation) is currently being studied in a Phase 1/2 (AMPLIFY-7P) trial in patients with mKRAS-driven pancreatic cancer (NCT05726864). The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations present in 25% of all solid tumors, thereby increasing the potential patient population for ELI-002. About the Amphiphile Platform Elicio’s proprietary AMP platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. Elicio believes this site- specific delivery of disease-specific antigens, adjuvants and other immunomodulators may efficiently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In preclinical models, Elicio observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. Elicio believes its AMP lymph node-targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based on preclinical studies. Elicio’s AMP platform, originally developed at the Massachusetts Institute of Technology, has broad potential in the cancer space to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships.

The AMP platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the local injection site, as it travels to lymphatic tissue. Cautionary Note on Forward-Looking Statements Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding the sufficiency of Elicio’s existing cash and cash equivalents to support operations into the third quarter of 2026, beyond the anticipated event-driven primary DFS endpoint analysis expected in the first half of 2026; Elicio’s planned clinical programs, including the timing and outcome of planned clinical trials; the timing of the expected event-driven primary DFS endpoint analysis of the Phase 2 AMPLIFY-7P trial anticipated in the first half of 2026; the potential efficacy of Elicio’s product candidates, including ELI-002 7P; the potential of Elicio’s product candidates, including ELI-002 7P, to meaningfully improve outcomes for mKRAS PDAC patients; Elicio’s plan to request an End of Phase 2 meeting with the FDA to finalize the Phase 3 trial design for ELI-002 7P and the potential outcome of such meeting, if granted; Elicio’s plan to finalize its Phase 3 protocol and advance ELI-002 7P toward initiation of a registrational study following the primary DFS endpoint analysis, subject to regulatory alignment; continued translational and immunologic data updates from Elicio’s AMPLIFY 7P program; the potential participation and presentation at upcoming conferences and medical meetings; the potential for future expansion of ELI-002 to other indications including mKRAS positive lung cancer, neoadjuvant and metastatic PDAC, and other mKRAS positive cancers and in combination regimens for PDAC; the potential benefits and effectiveness of off-the-shelf immunotherapy approaches; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Elicio uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s financial condition, including its anticipated cash runway, and ability to obtain the funding necessary to advance the development of ELI-002 7P and any other future product candidates, and Elicio’s ability to continue as a going concern; Elicio’s plans to develop and commercialize its product candidates, including ELI-002 7P; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials, including the event-driven primary DFS endpoint analysis from the Phase 2 AMPLIFY-7P trial expected in the first half of 2026; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; and Elicio’s estimates regarding future revenue, expenses, capital requirements and need for additional financing. New factors emerge from time to time, and it is not possible for Elicio to predict all such factors, nor can Elicio assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed under the heading “Risk Factors” in Elicio’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 12, 2026, as updated by subsequent reports and other documents filed from time to time with the SEC. Forward- looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward- looking statements to reflect events or circumstances after the date of this release, except to the extent required by law. Investor Relations Contact Brian Ritchie LifeSci Advisors (212) 915-2578 britchie@lifesciadvisors.com